UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 22, 2010

Servotronics, Inc.
(Exact name of registrant as specified in its charter.)

Commission File Number: 001-07109

Delaware	16-0837866
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

1110 Maple Street
Elma, New York 14059-0300
(Address of principal executive offices, including zip code)

(716) 655-5990
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2010, the Company’s Board of Directors approved the continuation of Dr. Nicholas D. Trbovich as Company Chairman of the Board of Directors and Chief Executive Officer; the appointment of Nicholas D. Trbovich, Jr. as Company President effective October 1, 2010 and continuing as Chief Operating Officer reporting to the Chief Executive Officer.  Dr. Nicholas D. Trbovich and Nicholas D. Trbovich, Jr. have been long term employees of the Company for over 10 years.  Their biographical information, individual achievements and related party status are referenced as filed in the Company’s 2010 Proxy Statement.  Nicholas D. Trbovich, Jr. is the son of Dr. Nicholas D. Trbovich.

On November 3, 2009 and timely filed on Form 8K with the Securities and Exchange Commission, the Company's recently formed wholly-owned subsidiary, Aero Metal Products, Inc. ("Aero Metal"), entered into agreements which will enable the Company to expand its product lines to include hot forged metal products and to consolidate certain production.  The counterparty, Aero Inc., is wholly owned by the wife of Nicholas D. Trbovich, Jr. (and consequently, is a daughter-in-law of Dr. Nicholas D. Trbovich).

The foregoing is a brief description.  The reader is referred to the Company's Form 8-K dated November 3, 2009 and exhibits thereto filed with the Securities and Exchange Commission for a fuller description of the transaction.  The transaction was approved by the Company's Audit Committee, consisting solely of Independent Directors.  That committee recommended approval by the Company's Board of Directors, and the Board subsequently approved the transaction.

The agreements include a lease by Aero Metal of Aero Inc.'s personal property (primarily manufacturing equipment) at the equipments' existing location at a monthly rental of $7,500.  The lease will expire November 3, 2016 (subject to a right of early termination by either party).  On expiration of the lease, Aero Metal may elect to purchase the leased property for $1,000 and Aero is to deliver clear title.  The Company guarantees Aero Metal's performance.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Servotronics, Inc.

Date: July 28, 2010	By:	/s/ Cari L. Jaroslawsky, CFO
Cari L. Jaroslawsky
Chief Financial Officer